UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 3, 2005

Commercial Vehicle Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50890	41-1990662

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6530 West Campus Way, New Albany, Ohio		43054

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 614-289-5360

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 3, 2005, the Registrant, certain of its subsidiaries, U.S. Bank National Association, as Administrative Agent, Comerica Bank, as Syndication Agent, and the various lenders party thereto entered into the Third Amendment to Revolving Credit and Term Loan Agreement (the “Amendment”). The Amendment, which was entered into in connection with the acquisition by the registrant of Monona Corporation, increased the Registrant’s revolving credit facility from $75.0 million to $100.0 million and increased certain baskets in the lien, investments and asset disposition covenants contained in the Registrant’s senior credit facility.

See the disclosure set forth below under “Item 8.01. Other Events”, with regard to the acquisition by the Registrant of Monona Corporation.

Item 8.01. Other Events.

On June 3, 2005, the Registrant entered into an Agreement of Purchase and Sale with Monona Holdings LLC, the parent of Monona Wire Corporation. Pursuant to the terms of the Agreement of Purchase and Sale, the Registrant acquired all of the outstanding common stock of Monona Corporation for cash consideration of $55.0 million. Financing for the acquisition was funded through the Amendment.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

2.1 Stock Purchase Agreement, dated as of June 3, 2005, by and between Monona Holdings LLC and Commercial Vehicle Group, Inc.

10.1 Third Amendment to Revolving Credit and Term Loan Agreement, dated as of June 3, 2005, by and among Commercial Vehicle Group, Inc., the subsidiary borrowers from time to time parties thereto, the foreign currency borrowers from time to time parties thereto, the banks from time to time parties thereto, U.S. Bank National Association, one of the banks, as administrative agent for the banks and Comerica Bank, one of the banks, as syndication agent for the banks.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Commercial Vehicle Group, Inc.
June 8, 2005	By:	/s/ Chad M. Utrup
		Name:	Chad M. Utrup
		Title:	Vice President and Chief Financial Officer